Exhibit 99.1

Table VI
Description of Open Loans of Prior Limited Partnerships
(unaudited)
NOT COVERED BY REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Three Year Summary of Loans Originated by Prior Limited Partnerships. During the three-year period ending December 31, 2008, loans were made by prior programs with investment objectives similar to those of the partnership.  The following table provides a summary of the loans originated for the three-year period as of December 31, 2008.  The last column of the following chart reflects total outstanding loan balances on all loans for each prior program including those which originated prior to the three (3) year period ending December 31, 2008.

Name of partnership	Number of Loans	Estimated Total Amount of Loans Made 01/01/06 to 12/31/08	Outstanding Loan Balances Originated 01/01/06 to 12/31/08	Total Outstanding Loans as of 12/31/08
RMI IV	25	$5,152,151	$2,836,029	$3,313,546
RMI V	16	$2,410,059	$1,443,000	$1,513,628
TOTAL	41	$7,562,210	$4,279,029	$4,827,174

Name of partnership	Number of Loans	Estimated Total Amount of Loans Made 01/01/06 to 12/31/08	Outstanding Loan Balances Originated 01/01/06 to 12/31/08	Total Outstanding Loans as of 12/31/08
RMI VI	39	$8,927,658	$5,283,651	$5,777,110
RMI VII	34	$8,188,479	$5,320,873	$6,425,871
RMI VIII	172	$413,096,590	$307,474,015	$366,012,762
TOTAL	245	$430,212,727	$318,078,539	$378,215,743

A further breakdown of these loans according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Private Partnerships:

Loans
	First Trust Deeds	$6,181,710
	Second Trust Deeds	$1,324,500
	Third Trust Deeds	$56,000
Total		$7,562,210
Location of Loans
	Alameda	$1,361,000
	Santa Clara	$1,275,000
	Solano	$670,000
	Los Angeles	$647,000
	San Francisco	$635,000
	San Mateo	$565,059
	San Diego	$439,500
	San Joaquin	$437,500
	Napa	$350,000
	Riverside	$331,000
	El Dorado	$301,000
	Mariposa	$225,000
	Placer	$142,500
	Stanislaus	$110,651
	Tuolumne	$72,000
Total		$7,562,210
Type of Property
	Single-Family	$5,014,000
	Commercial	$1,832,500
	Raw Land	$465,710
	Apartments	250,000
Total		$7,562,210

A further breakdown of these loans according to the type of deed of trust, the location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Public Partnerships:

Loans
	First Trust Deeds	$213,864,417
	Second Trust Deeds	$198,426,810
	Third Trust Deeds	$17,921,500
Total		$430,212,727
Location of Loans
	Los Angeles	$102,744,064
	San Francisco	$96,502,075
	Alameda	$55,725,183
	Sacramento	$48,741,250
	Contra Costa	$42,114,250
	San Mateo	$14,216,941
	Napa	$14,065,000
	San Diego	$11,665,250
	Fresno	$7,125,615
	Santa Clara	$6,953,500
	Riverside	$5,382,500
	Solano	$4,813,600
	Marin	$4,735,000
	San Joaquin	$2,152,500
	Butte	$1,517,800
	Santa Barbara	$1,500,000
	Placer	$1,492,500
	Monterey	$1,450,000
	Orange	$1,180,000
	El Dorado	$1,040,000
	Stanislaus	$990,649
	Ventura	$700,000
	Kern	$688,000
	San Bernardino	$663,000
	Calaveras	$399,000
	Sonoma	$345,000
	All Others	$1,310,050
Total		$430,212,727
Type of Property
	Single Family	$288,410,004
	Commercial	$124,776,683
	Apartments	$13,691,250
	Raw Land	$3,334,790
Total		$430,212,727